                                                                    Exhibit 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

    We consent to the reference to our firm under the captions "Experts" and "Summary Selected Historical and Summary Selected Unaudited Pro Forma Combined Condensed Financial Data" in the Proxy Statement of Komag, Incorporated that is made a part of the Prospectus and Amendment No. 1 to the Registration Statement (Form S-4 No. 333-39340) for the registration of its common stock and to the incorporation by reference therein of our report dated January 21, 2000 (except for Note 16, as to which the date is March 17, 2000), with respect to the consolidated financial statements and schedule of Komag, Incorporated included in its Annual Report (Form 10-K) for the fiscal year ended January 2, 2000, filed with the Securities and Exchange Commission.


                                                        /s/  Ernst & Young LLP

San Jose, California
August 10, 2000